UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 31, 2011

China Golf Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53399	75-3264747
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

China Merchants Tower, Suite 1503 161 Lujiazui East Road, Shanghai PRC 20001
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011-86-21 5876 5017

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 31, 2011, China Golf Group, Inc. (“we” or the “Company”) entered into an asset purchase agreement with Beijing Xingwang Real Estate Co., Ltd., a Sino joint venture founded by Maxwell Investment Ltd and Beijing Shengwen Investment & Consulting Co., Ltd., to purchase certain assets of the joint venture, namely, 16 villas located in the Daxing District of Beijing estimated to be valued at $13.5 million.

In consideration for the transfer of the villas we will issue to the seller 4,500,000 million of our shares of common stock (which is based on an appraisal of the villas of $13,500,000.)   An appraisal of the villas is required to be completed within 30 days of the execution of the agreement.  The closing is required to occur within 30 days after the completion and acceptance of the appraisal.   Once the appraisal is completed and accepted the transfer of the land and villas will be completed and the shares will be issued. In the event that the appraisal is less then $13.5 million the purchase price will be adjusted dollar for dollar and we will only be required to issue such number of shares as shall equal the appraised value divided by 3.

Item 9.01.    Financial Statements and Exhibits

Exhibits

Exhibit No.	Description of Exhibit
10.1.	Asset Purchase Agreement dated as of March 31, 2011 by and between the China Golf Group, Inc. and Beijing Xingwang Real Estate Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2011

China Golf Group, Inc.

By:	/s/ Ye Bi
Ye Bi
Chief Executive Officer